Exhibit 99.1

FOR IMMEDIATE RELEASE

CSI Compressco LP Announces First Quarter 2019

Results and Affirms Total Year Financial Guidance

THE WOODLANDS, Texas, May 8, 2019 / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced first quarter 2019 consolidated financial results and provided updated 2019 full year guidance.

Consolidated revenues for the quarter ended March 31, 2019 were $103 million compared to $138 million for the fourth quarter of 2018 and $85 million for the first quarter of 2018.  Compared to the fourth quarter of 2018, total revenues decreased 25%, driven primarily by the timing of new equipment shipments and the completion of overhauls in aftermarket services.  Compression services revenue and gross margins continued to increase sequentially.  Net loss for the quarter ended March 31, 2019 was $12.5 million compared to a net loss of $3.7 million in the fourth quarter of 2018 and a net loss of $15.7 million in the first quarter of 2018.

Selected key operational and financial metrics are as follows:

•

First quarter 2019 Adjusted EBITDA(1) of $26.8 million decreased $3.4 million from $30.2 million in the fourth quarter of 2018 primarily due to lower new equipment sales, but was $7.6 million higher than in the first quarter of 2018.

•

Compression services gross margins in the first quarter of 2019 improved 460 basis points (bps) to 48.2% from 43.6% in the fourth quarter of 2018, which included a $2.1 million non-income tax contingency.  Excluding this charge in the fourth quarter of 2018, compression services gross margins improved 110 bps reflecting price increases, new units being deployed at higher rates and better cost controls(1).

•

Overall service fleet utilization increased 60 bps compared to the end of the fourth quarter of 2018, to 87.2%. Utilization for large horsepower equipment, greater than 1,000 horsepower per unit, also increased 60 bps from the end of the fourth quarter, to 95.6%.

•	Total operating fleet horsepower of 1,017,452 as of March 31, 2019 surpassed 1 million horsepower for the first time in the Company’s history.
•

Backlog for new equipment sales was $93.9 million as of March 31, 2019, down from $105 million at the end of December 2018.  New orders received in the first quarter 2019 were $11 million.  As of May 8, 2019 new orders received were $14.7 million year-to-date.

•	The coverage ratio on distributable cash flow(1) was 13.2X.
•	The Company has continued to cash redeem the outstanding Series A Preferred Units. As of May 8, 2019 the outstanding balance is approximately $13.3 million

   (1) These measures are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).  Please see Schedules B, C, D, and E for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Unaudited results of operations for the quarter ended March 31, 2019 compared to the prior quarter and the corresponding prior year quarter are presented in the accompanying financial tables.

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Q1-19 vs. Q4-18	Q1-19 vs. Q1-18

Net loss	$ (12,456)	$ (3,702)	$ (15,737)	(236)%	21%
Adjusted EBITDA(1)	$ 26,805	$ 30,177	$ 19,191	(11)%	40%
Distributable cash flow(1)	$ 6,298	$ 13,282	$ 4,907	(53)%	28%
Quarterly cash distribution per unit	$ 0.01	$ 0.01	$ 0.1875	- %	(95)%
Distribution coverage ratio(1)	13.2x	27.9x	0.64x	-	-
Fleet growth capital expenditures(2)	$ 17,578	$ 19,159	$ 15,245	(21) %	- %
Net cash provided by operating activities	$ 31,632	$ 23,605	$ (365)	34%	- %
Free cash flow(1)	$ 8,480	$ (1,720)	$ (17,404)	593%	149%
(1)Non-GAAP financial measures reconciled to the nearest GAAP number on Schedules B and C. (2)Includes capital expenditures funded by TETRA

Owen Serjeant, President of CSI Compressco, commented, “We are pleased with another good quarter driven by continued consistent and strong improvements in compression and related services.  Although adjusted EBITDA was slightly behind the prior quarter’s results, this was due to the timing of new equipment shipments and aftermarket services major overhauls, both of which were at record highs in the fourth quarter of 2018.  We had previously indicated that we expected the first quarter of 2019 to be sequentially weaker and are expecting the second quarter for both businesses to be materially higher than the first quarter due to the timing of shipments and completion of overhauls on our clients’ units.  Compression and related services continues to get stronger each quarter and we’ve posted another sequential revenue and gross margin improvement.  Market demand for compression and related services continues to be exceptionally strong.  We have not seen any slowdown in this area.  As new large horsepower units continue to be deployed, we see year over year spot price increase percentages in the high teens.  The new equipment being deployed is achieving pricing above pricing on the existing units, allowing us to attain 65%-70% incremental fall through margins that are driving 20% returns on capital.  We are focusing our investments in new units to our core customers, who are major operators in key shale basins that require more equipment to be deployed to their existing fields.  These new units are addressing both gathering system requirements for the increasing volumes of associated gas and are also meeting their requirements for centralized gas lift.  The need for centralized gas lift (utilizing multiple large horsepower compressors to service many wells drilled and producing in concentrated areas) continues to grow in support of initial early life oil production requirements and for enhanced oil recovery from those wells. Our aftermarket services and equipment sales businesses experienced a softer sequential quarter but were consistent with our internal expectations.  First quarter bookings for new equipment sales were lower than prior quarters as customers have delayed committing to new orders.  We expect the remainder of the year to be stronger for these two businesses as the identified opportunities remain strong.  The pipeline of identified opportunities is in excess of $250 million.  Second quarter revenue from new equipment shipments are expected to be significantly higher compared to $27 million in the first quarter 2019.

“We remain bullish on the overall compression space as the industry is one of the strongest in the oil and gas spectrum.  Our customers are requesting significantly more equipment to address the increasing volumes of associated gas in the shale plays and to address the increasing need for centralized gas lift.  We see the demand for compression equipment outpacing supply, especially for high horsepower equipment. We expect 2019 to be a strong year over year improvement across all business lines.

“We have a healthy backlog of $94 million for new equipment sales as of March 31, 2019 that will support our 2019 equipment sales expectations.  Customer demand for high horsepower compression equipment in key basins remains strong and our key customers continue to invest in infrastructure that require large amounts of newbuild compression equipment.  While some of our customers are taking a temporary pause from ordering new equipment to build out their infrastructure, we expect the rate of order intake to pick up substantially in the third and fourth quarters.

“New equipment orders were $11.2 million in the first quarter while total orders through May 7, 2019 are $14.7 million. Our new equipment quotation pipeline continues to get stronger and as the year progresses, we expect our order book to fill out to support our 2020 equipment sales.

“Compression and related services revenue was $63 million in the first quarter 2019 with gross margin of 48.2%, a 110 basis points improvement over the 47.1% in the fourth quarter 2018 excluding the non-income tax contingency charge of $2.1 million that was reflected in our fourth quarter of 2018 results (gross margin excluding the impact of the non-income tax contingency is a non-GAAP measure; see Schedule D for reconciliation of this non-GAAP financial measure).  Compression and related services gross margin and utilization increased sequentially and we now have over 1 million active operating horsepower for the first time in the Partnership’s history.  We are still seeing the benefit from better pricing as new equipment is added to the fleet, contracts roll over at higher prices, and as we add more equipment.  We also continue to see operational efficiencies from our ERP system. In the first quarter of 2019 we deployed 38,983 of new horsepower to our service fleet, almost all exclusively in high horsepower equipment.

“As of March 31, 2019, aggregate compression and related services fleet horsepower totaled 1,167,164 and the overall fleet utilization rate was 87.2%, up 60 basis points from our exit utilization of 86.6% at December 31, 2018. Total operating fleet horsepower was 1,017,452 as of March 31, 2019 (we define the fleet utilization rate as the aggregate compressor package horsepower in service divided by the aggregate compressor package fleet horsepower as of such date).  We do not exclude idle horsepower under repair or horsepower that is otherwise impaired from our calculation of utilization rates.

“Revenue from equipment sales was $26.8 million, a decrease of 52% from the fourth quarter, which had the highest quarterly sales since the acquisition of Compressor Systems, Inc. in 2014.  We expect revenue from equipment sales to be significantly higher on a quarterly basis for the remainder of 2019.

“Aftermarket services revenue of $13.6 million was below the fourth quarter of 2018 levels due to the timing from the completion of major overhauls of our customer’s equipment.  Based on our aftermarket order book, we believe this business will be much stronger the rest of the year and more in line with what we experienced in the second half of last year.

“We continue to make progress on cash redeeming the Series A Convertible Preferred Units.  After May 8, 2019, the outstanding balance to be cash redeemed we will be approximately $14.0 million.  Upon completion of the Series A Convertible Preferred Unit redemption, we expect to deploy approximately 50% of the increase in free cash flow towards growth capital opportunities targeting 20% returns from our key accounts.  We remain committed towards improving our balance sheet and creating stakeholder value.  Our goal remains to improve our leverage ratio to 4.5x, or better.  Free cash flow not directed towards growth capital is expected to be used to either retire outstanding debt that will further improve our leverage metrics or will be returned to our unit-holders through the quarterly cash distributions.  These decisions will be made as we continue to evaluate the prices that our units and bonds trade at and also on demand and pricing for new equipment opportunities.  At the end of March, we did not have any amounts drawn on our asset based revolver. Total debt outstanding is $296 million on unsecured bonds and $350 million on secured bonds.”

Forward-Looking Guidance

We expect consolidated 2019 revenue to be between $490 million and $520 million and Adjusted EBITDA to be between $125 million and $140 million, consistent with our prior expectations.  We further expect that our average distribution coverage ratio for 2019 will be between 30X and 35X at the end of 2019 with aggregate 2019 distributable cash flow to be between $55.5 million and $68.5 million.  Reconciliations of expected adjusted EBITDA, distributable cash flow, free cash flow and distribution coverage ratio to the nearest GAAP financial measures are included on Schedule E.

We expect 2019 capital expenditures to total $60 million to $65 million, which we expect to fund from cash on hand and cash flow from operations. This range includes $18 million to $20 million for maintenance capital expenditures and $42 million to $45 million of growth capital expenditures that would add approximately 79,000 of horsepower to the fleet in 2019, all with client commitments. This range excludes $15 million, or 20,700 horsepower, that TETRA Technologies, Inc. (“TETRA”) agreed to purchase and lease to us under a five-year financing lease. However, for accounting purposes, the $15 million of fleet additions, funded by TETRA finance lease commitment, will be reflected as capital expenditures.  We have the right to buy the equipment any time over the next five years in accordance with the terms of the agreements with TETRA and have no obligation to buy the equipment at the end of the five-year term. This support from TETRA will allow us to meet current client demands without having to access the debt and equity markets or our credit facility.

Conference Call

CSI Compressco will host a conference call to discuss first quarter 2019 results today, May 8, 2019, at 10:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com.  An audio replay of the conference call will be available at 1-877-344-7529, conference number 10127835, for one week following the conference call and the archived webcast call will be available through the Company’s website for 30 days following the conference call.

First Quarter 2019 Cash Distribution on Common Units

On April 18, 2019, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the first quarter of 2019 of $0.01 per outstanding common unit, which will be paid on May 15, 2019, to common unitholders of record as of the close of business on May 1, 2019. The distribution coverage ratio (which is a non-GAAP Financial Measure defined and reconciled to the closest GAAP financial measure on Schedule B below) for the first quarter of 2019 was 13.2X.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.17 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages and custom-designed compressor packages designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, concerning the recovery of the oil and gas industry and CSI Compressco’s strategy, future operations, financial position, estimated revenues, negotiations with our bank lenders, projected costs, and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events and performance. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating conditions that are outside of our control, including the supply, demand and prices of crude oil and natural gas; the levels of competition we encounter; the activity levels of our customers; the availability of adequate sources of capital to us; our ability to comply with contractual obligations, including those under our financing arrangements; our operational performance; the loss of our management; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Schedule A - Income Statement (unaudited)

Results of Operations	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

Revenues:
Compression and related services	$ 63,032	$ 60,582	$ 53,735
Aftermarket services	13,601	21,928	14,016
Equipment sales	26,803	55,558	17,666
Total revenues	103,436	138,068	85,417
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	32,621	34,165	31,380
Cost of aftermarket services	11,250	17,707	11,157
Cost of equipment sales	24,229	50,334	15,449
Total cost of revenues	68,100	102,206	57,986
Depreciation and amortization	18,532	18,004	17,367
Impairments of long-lived assets	-	681	-
Selling, general, and administrative expense	10,665	9,862	8,297
Interest expense, net	13,299	13,482	11,433
Series A Preferred fair value adjustment	1,304	(2,375)	1,553
Other (income) expense, net	(381)	(647)	3,204
Income (loss) before income tax provision	(8,083)	(3,145)	(14,423)
Provision (benefit) for income taxes	4,373	557	1,314
Net income (loss)	$ (12,456)	$ (3,702)	$ (15,737)

Net income (loss) per diluted common unit	$ (0.26)	$ (0.10)	$ (0.40)

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, gross profit and gross margin percentage of our compression and related services business excluding the impact of tax contingency, distributable cash flow, distribution coverage ratio, and free cash flow. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain non-cash charges, consisting of impairments, bad debt expense attributable to bankruptcy of customer, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units, gain on extinguishment of debt, administrative expenses under the Omnibus Agreement paid in equity using common units, write-off of unamortized financing costs, and excluding acquisition and transaction costs, Series A Preferred redemption premiums, and severance.

Compression and related services gross profit and gross margin excluding the impact of tax contingency is used as a supplemental financial measure by the Partnership’s management, to assess normalized gross profit and margins for the compression and related services business, excluding any unusual or one-time items.  The Partnership defines gross profit and gross margin, excluding the impact of tax contingency, as gross profit and gross margin less the impact of non-income tax contingency.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule B - Reconciliation of Net Income/(Loss) to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio (unaudited)

The following table reconciles net income (loss) to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three month periods ended March 31, 2019, December 31, 2018 and March 31, 2018:

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
	(In Thousands)
Net income (loss)	$ (12,456)	$ (3,702)	$ (15,737)
Interest expense, net	13,299	13,482	11,433
Provision for income taxes	4,373	557	1,314
Depreciation and amortization	18,532	18,004	17,367
Impairments of long-lived assets	-	681	-
Non-cash cost of compressors sold	940	1,040	324
Equity compensation	365	380	(604)
Series A Preferred fair value adjustments	1,304	(2,375)	1,553
Un-amortized financing cost charged to expense	-	-	3,541
Non-income tax contingency	-	2,110	-
Series A Preferred redemption premium	448	-	-
Adjusted EBITDA	$ 26,805	$ 30,177	$ 19,191

Less:
Current income tax expense	2,907	458	1,218
Maintenance capital expenditures	5,729	4,613	4,337
Interest expense	13,299	13,482	11,433
Plus:
Non-cash interest expense	1,428	1,658	2,704
Distributable cash flow	6,298	13,282	4,907

Cash distribution attributable to period	477	476	7,616

Distribution coverage ratio	13.2x	27.9x	0.64x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (unaudited)

The following table reconciles net cash provided by operating activities to free cash flow for the three month periods ended March 31, 2019, December 30, 2018 and March 31, 2018:

Results of Operations (unaudited)	Three Months Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
(In Thousands)
Cash from operations	$ 31,632	$ 23,605	$ (365)
Capital expenditures, net of sales proceeds	(23,152)	(25,325)	(17,039)
Free cash flow	$ 8,480	$ (1,720)	$ (17,404)

Schedule D - Reconciliation of Compression and Related Services Gross Profit and Gross Margin excluding the impact of tax contingency (unaudited)

The following table reconciles compression and related services gross profit and gross margin to compression and related services gross profit and gross margin excluding the impact of tax contingency for the three month periods ended March 31, 2019 and December 31, 2018.

	Three Months Ended
	Mar 31, 2019	Dec 31, 2018
	(In Thousands)
Revenue of compression and related services	$ 63,032	$ 60,582

Cost of compression and related services, excluding depreciation	32,621	34,165

Gross Profit of compression and related services	30,411	26,417

Gross Margin	48.2%	43.6%

Non-income tax contingency	-	2,110

Adjusted Gross Profit	$ 30,411	$ 28,527

Adjusted Gross Margin	48.2%	47.1%

Schedule E - Reconciliation of Projected Net Income/(Loss) to Adjusted EBITDA and Distribution Coverage Ratio (unaudited)

The following table reconciles a range of projected 2019 net income (loss) to projected 2019 Adjusted EBITDA and projected 2019 Distribution Coverage Ratio.

	2019 Guidance
	(In Thousands)
	Low ($125M EBITDA)	High ($140M EBITDA)

Net income (loss)	$ (6,900)	$ 3,000
Interest expense, net	52,500	52,500
Provision for income taxes	3,000	4,000
Depreciation and amortization	72,000	76,000
Non-cash cost of compressors sold	2,500	2,200
Equity Compensation	1,900	2,300
Adjusted EBITDA	$ 125,000	$ 140,000

Less: Current income tax expense	$ 3,000	$ 4,000
Less: Maintenance capital expenditures	18,000	20,000
Less: Interest Expense, net	52,500	52,500
Plus: Non-cash items included in interest expense	4,000	5,000

Distributable cash flow	$ 55,500	$ 68,500

Cash distribution attributable to period	$ 1,800	$ 2,000

Distribution coverage ratio	30.83x	34.25x

Schedule E assumes common units distributions in 2019 will continue at the current amount of $0.04 per common unit on an annualized basis.

Contact:

For further information: Elijio Serrano, CFO, CSI Compressco LP., The Woodlands, Texas, Phone: 281.367.1983, Fax: 281.364.4346, www.csicompressco.com